Offer to Amend
Goals of this Meeting
Why are You Here?
What does §409A do?
What is the Offer?
What is the Offer Intended to do?
Eligible Participants
Which Options are Eligible?
Are all Options Eligible?
Which Options are Eligible?
How does the Offer Work?
What are the New Option Prices?
Example
How Does the Offer Work?
What if I Do Nothing?
Example - §409A Estimated Impact
How Do I Participate?
Personalized Information
Tender Offer Timeline
How to Submit Your Letter of Transmittal
What if I Still Have Questions?
Frequently Asked Questions
Tax Consequences May Vary
Circular 230 Disclaimer Notice

Progress Software Corporation's Offer to Amend Certain Stock Options Employee Meetings 2007

Offer to Amend You previously received an Offer to Amend dated December 22, 2006, a related Letter of Transmittal and other documents describing Progress Software's Offer to amend certain stock options. You should read these documents carefully because they contain important information about the offer to amend certain stock options. Additional copies of these documents are available from us at no cost.

Goals of this Meeting Understand The §409A tax issue Progress Software's Offer to Amend Certain Options Your choices Review Next Steps

Why are You Here? You hold options that were issued with an exercise price lower than the fair market value on the date of grant. You could be subject to adverse tax consequences if these options are not amended. Progress Software would like to amend these options but can't do it without you.

Why are You Here? The purpose of this meeting is to explain the amendment to you and invite you to participate.

What is the Adverse Tax Treatment? §409A

What does §409A do? Recently enacted changes to §409A of the Internal Revenue Code impose adverse tax consequences on certain stock option grants. These changes apply to certain stock option grants that the Special Committee found had exercise prices lower than the fair market value on the legal grant date of the option. What are the consequences of §409A? Potential income taxation at time of vesting (i.e., prior to exercise) 20% additional tax Interest penalty

Progress Software's Offer to Amend Certain Options

What is the Offer? Eligible Employees, or Ex-Employees, with Eligible Options Amend option to increase the option exercise price AND 2) Become eligible to receive cash payment equal to the difference between the new exercise price and original exercise price, multiplied by the number of shares subject to the amendment. Only options affected by §409A are eligible for the Offer.

What is the Offer? continued Cash Payment Dates: For outstanding eligible options vested as of January 24, 2007 (the anticipated expiration of the Tender Offer), you will receive a payment in January 2008. For outstanding eligible options unvested as of January 24, 2007, you will be eligible to receive up to four additional payments (April 2008, October 2008, April 2009, October 2009) depending on the final vest date of your affected options. You must be employed on the payment date to receive the payment.

What is the Offer Intended to do? The increased exercise price is intended to eliminate adverse tax consequences under §409A. The cash payment is intended to compensate you for the increased exercise price. The purpose of the Offer is to minimize the impact of §409A

Eligible Participants Must be an employee, or have exercisable options, as of the close of the Offer (January 24, 2007, unless extended). Must hold options unvested as of December 31, 2004 and outstanding as of the close of the Offer. Subject to U.S. taxation.

Which Options are Eligible?

Are all Options Eligible? Not all options are eligible for the Offer. For example, some options are not affected by 409A option shares vested as of December 31, 2004 are exempt options granted at fair market value are exempt Only affected portions of options that are unexercised and outstanding at the close of the Offer are eligible. You may hold eligible and ineligible options (i.e., affected and non- affected options). A single option grant may include both eligible and ineligible options. Ineligible (non-affected) vested options may be exercised in accordance with the option and its governing plan and subject to Progress' Insider Trading Policy.

Which Options are Eligible? Only options that were issued on these dates and that meet the eligibility requirements are eligible options for purposes of the Tender Offer. 9/4/1997 9/1/1998 11/10/1998 5/17/1999 2/18/2000 10/6/2000 11/30/2000 12/21/2000 4/3/2001 10/10/2001 2/6/2002 8/2/2002 11/15/2002 2/24/2003 4/9/2003 8/1/2003 1/2/2004 5/24/2004 9/27/2004 4/15/2005 6/8/2005 Please refer to your personal Option Summary

How does the Offer Work? Amend options to increase the exercise price Tender your affected options through the program Tendered options will be amended with the new exercise price All affected options are Non-Qualified Options, even if issued as ISOs (whether or not amended) All other terms will remain the same (including the number of shares, vesting schedule and expiration date) & 2) Become Eligible to Receive Cash Payment Equal to the difference between the new exercise price and original exercise price, multiplied by the number of unexercised shares subject to amendment in the Tender Offer All cash payments to be made in 2008 and 2009

What are the New Option Prices? Grant Date Original Exercise Price Revised Measurement Date Amended Exercise Price Price Differential 9/4/1997 $6.00 12/12/1997 $6.67 $0.67 9/1/1998 $9.00 9/10/1998 $9.41 $0.41 11/10/1998 $11.50 12/14/1998 $16.19 $4.69 5/17/1999 $10.47 7/21/1999 $13.88 $3.41 2/18/2000 $19.25 3/21/2000 $23.00 $3.75 10/6/2000 $12.06 12/18/2000 $14.94 $2.88 11/30/2000 $12.94 12/18/2000 $14.94 $2.00 12/21/2000 $13.00 3/20/2001 $13.81 $0.81 4/3/2001 $12.81 5/15/2001 $14.30 $1.49 10/10/2001 $13.08 12/4/2001 $17.42 $4.34 2/6/2002 $15.41 3/21/2002 $17.75 $2.34 8/2/2002 $13.24 9/17/2002 $13.50 $0.26 11/15/2002 $12.28 12/12/2002 $13.22 $0.94 2/24/2003 $15.07 3/20/2003 $16.99 $1.92 4/9/2003 $16.87 6/12/2003 $23.48 $6.61 8/1/2003 $19.78 9/9/2003 $22.27 $2.49 1/2/2004 $20.68 1/13/2004 $23.00 $2.32 5/24/2004 $18.15 6/9/2004 $18.75 $0.60 9/27/2004 $19.25 11/8/2004 $21.45 $2.20 4/15/2005 $24.91 5/24/2005 $29.30 $4.39 6/8/2005 $27.91 7/28/2005 $30.71 $2.80

Example $21.45 - $19.25 = $2.20 $2.20 * 417 = $917.40* *Less applicable withholding taxes.

How Does the Offer Work? Original Option Grant: 500 Options - ISO Granted on 9/27/04 83 options vested as of 12/31/04 and are exempt ((417 options are eligible (500-83)) 208 options vested between 1/1/05 and 1/24/07 209 options vest between 1/24/07 and 2/1/09 Exercise price $19.25 Zero Options have been exercised Amended Option: 417 options will be amended New Option Price $21.45 All vesting provisions remain the same Amount of Total Payment to be received in 2008 and 2009 Price Differential $2.20 ($21.45 - $19.25) 500 - 83 = 417 eligible options* 417*$2.20 = $917.40** *Assumes no shares were exercised . * *Less applicable withholding taxes.

How Does the Offer Work? continued Amount of Total Payment to be received in 2008 and 2009 Price Differential $2.20 ($21.45 - $19.25) $917.40 Cash Payment Schedule 208 Vested Options as of 1/24/07: 1/08 $457.60 (208 shares * $2.20) 209 Unvested Options as of 1/24/07: 4/08 $ 153.27 10/08 $ 153.27 4/09** $ 153.26 417*$2.20 = $917.40* *Less applicable withholding taxes. ** Options all vest by 4/09 and are paid out by 4/09.

What if I Do Nothing?

What if I Do Nothing? If you choose NOT to participate: Your options will NOT be amended You will NOT become eligible to receive a cash payment Your affected options will remain subject to adverse tax consequences You will NOT be reimbursed for adverse tax consequences

What if I Do Nothing? Tax consequences: Income taxation prior to exercise if vested options are "in the money" 20% additional tax on income amount Interest penalty Will occur each year until exercise or expiration of the discounted options.

Example- §409A Estimated Impact Facts: Number of options: 500 Original Option Strike Price: $19.25 Option Grant Date: 9/27/04 Date Option Fully Vests: 2/1/09 Assumed Market Value for Section 409A: $30.00 Amount Subject to Income Tax as of 12/31/2006* = $2,150 200 Options Vested as of 12/31/06 §409A Value $10.75 ($30.00 - $19.25) 200 * $10.75 = $2,150 *Portion includable in 2005 based on shares vested as of 12/31/05. You must amend your 2005 tax return to reflect income for 2005.

Example - §409A Estimated Impact Federal Ordinary Income Tax $752.50 ($2,150 X 35%) MA Ordinary Income 113.95 ($2,150 X 5.3%) Subtotal $866.45 (Total Tax Rate 40.3%) §409A Add'l Tax 430.00 ($2,150 X 20%) §409A Interest (estimated) 77.98 ($866.45 X 9%) Tax Total with §409A* $1,374.43 (Total Rate 63.9%) Note: The above example illustrates only two years vesting under §409A. These taxes will be imposed as the options vest each year (e.g., 2007, 2008, 2009). Also, if the stock value is increasing, the taxes will increase as well. *Portion includable in 2005 based on shares vested as of 12/31/05. Unless you amend your options, you must amend your 2005 tax return to reflect income for 2005.

How Do I Participate?

Personalized Information Information has been sent to you Letter of Transmittal (and Withdrawal Form) Tender Offer Document, including Summary Term Sheet with Q&A's Your personalized Option Summary contains: Information regarding your eligible options New exercise price and cash payment amount

Tender Offer Timeline Tender Offer Began: December 22, 2006 Tender Offer Ends: January 24, 2007, unless extended All elections must be received by 12 a.m. midnight, Eastern Time January 24, 2007 Late Submissions will NOT be accepted Limited one time Offer to avoid future adverse tax consequences

How to Submit Your Letter of Transmittal Email to tenderoffer@progress.com Fax to (866) 821-0293 Mail via U.S. mail or commercial delivery service (e.g., Federal Express) to: Susan Goida Ernst & Young 200 Clarendon, 44th floor Boston, MA 02116

What if I Still Have Questions? Tax Consequences Questions (800) 425-4425 from within the U.S. (201) 872-5840 from outside the U.S.

Frequently Asked Questions Questions and Answers detailed in Summary Term Sheet of the Tender Offer Sample questions: Why is Progress making the Offer? Who is eligible to participate in the Offer? What securities are subject to the Offer? When will my Eligible Option be amended? If I hold multiple Eligible Options, can I choose which Eligible Options with respect to which I want to accept the Offer? During what period of time may I withdraw my previously submitted acceptance of the Offer to amend an Eligible Option?

Tax Consequences May Vary Taxation of stock option transactions can be very complicated. Progress Software policy prohibits any employees from providing personal income tax advice to any other employee. This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation.

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.